Exhibit 107
CALCULATION OF FILING FEE TABLE
SC TO-I/A
(Form Type)

STAR MOUNTAIN LOWER MIDDLE-MARKET CAPITAL CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$—	$—	$—
Fees Previously Paid	$6,098,155.54(1)		$842.16(2)
Total Transaction Valuation	$6,098,155.54(1)
Total Fees Due for Filing			$842.16
Total Fees Previously Paid			$842.16(2)
Total Fee Offsets			$—
Net Fee Due			$—

(1)
The transaction valuation is calculated as the aggregate maximum purchase price for shares of common stock of Star Mountain Lower Middle-Market Capital Corp. (the “Company”). The fee of $842.16 was paid in connection with the filing of the Schedule TO-I by the Company (File No. 005-93740) on December 2, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)
The amount of the filing fee is calculated at $138.10 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026.